Exhibit 99.1

31 October 2013

Dear Serge

I hereby resign from the Board of Directors of Net 1 UEPS Technologies, Inc., effective immediately. As you know, I am a member of a consortium, which is participating in discussions with the Company regarding a possible Black Economic Empowerment transaction. Because I may be a participant in such a transaction, I am resigning in order to avoid any conflict of interest and to preserve the Company’s ability to structure the terms of a transaction that would not be impacted by my membership on the Company’s Board of Directors. My resignation did not result from any disagreement with the Company relating to its operations, policies or practices.

Sincerely,

/s/ Brian Khomotso Mosehla
Brian Khomotso Mosehla